Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES FOURTH QUARTER AND YEAR-END 2016 RESULTS

•
Continued outperformance delivered quarterly sales volumes of 410 MBoe/d, at the top end of the guidance range. Oil volumes of 131 MBbl/d were above expectations, driven by the DJ Basin and Gulf of Mexico.

•	Strong natural gas demand contributed to a 10 percent increase in Israel sales volumes compared to the fourth quarter of 2015.

•	Organic quarterly capital expenditures totaled $404 million, below the low end of guidance.

•
U.S. Onshore well results from enhanced completions continued to perform in line with or above expectations. Wolfcamp A wells in the Delaware Basin that tested 3,000 to 5,000 pounds of proppant per lateral foot averaged an IP-30 rate of 1,140 Boe/d (268 Boe/d per 1,000 lateral feet), consistent with expectations from early production.

•
DJ Basin wells using enhanced completions in Wells Ranch that reached peak production within the fourth quarter are outperforming the type curve by more than 50 percent on average after 120 days on production.

•	Closed the sale of 3.5 percent working interest in Tamar at a value of $431 million, generating cash proceeds of $316 million after-tax.

•	Reduced outstanding debt by $850 million and exited the fourth quarter of 2016 with $5.2 billion in liquidity, including cash on hand and an undrawn credit facility.

•	Realized organic reserves replacement of over 1.9 times 2016 production, including extensions, discoveries and performance revisions, at a cost of $4.86 per barrel of oil equivalent.

HOUSTON (February 13, 2017) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or “the Company”) announced today results for the fourth quarter of 2016, including a reported net loss attributable to Noble Energy of $252 million, or $0.59 per diluted share. The adjusted income(1) attributable to Noble Energy for the quarter was $113 million, or $0.26 per diluted share, which excludes the impact of certain items typically not considered by analysts in formulating estimates. Adjusted EBITDAX(1) was

(1) A Non-GAAP measure, see attached Reconciliation Schedules

$706 million.

Total Company sales volumes for the fourth quarter of 2016 were 410 thousand barrels of oil equivalent per day (MBoe/d). Liquids comprised 46 percent (32 percent crude oil and condensate and 14 percent natural gas liquids) of fourth quarter 2016 volumes, with natural gas the remaining 54 percent. Total Company oil volumes were above expectations at 131 thousand barrels of oil per day (MBbl/d), with the outperformance driven by the DJ Basin and Gulf of Mexico. U.S. sales volumes for the quarter totaled 287 MBoe/d, while International sales volumes were 123 MBoe/d. Total sales volumes were higher than produced volumes by 4 MBbl/d due to the timing of liquids liftings in Equatorial Guinea.

David L. Stover, Noble Energy’s Chairman, President and CEO, commented, “2016 was an impactful year for Noble Energy, highlighted by strong operational and financial performance and importantly, strategic portfolio accomplishments that generate substantial long-term value. The fourth quarter was no exception, with the dissolution of our Marcellus joint venture and the announcement of a bolt-on acreage addition in the Delaware Basin. Fourth quarter volumes were at the high end of expectations while production expenses were below. In total, we outperformed our original 2016 plans by 10 million barrels of oil equivalent, with significantly less capital. We are positioned for a tremendous year in 2017 as we accelerate U.S. onshore activity and move forward with the development of Leviathan.”

Full Year 2016 Highlights:

•	Achieved record full year sales volumes of 420 MBoe/d, up 18 percent from 2015 reported volumes. U.S. onshore volumes were up 22 percent and offshore was higher by 12 percent.

•	Organic capital expenditures of $1.3 billion were below guidance.

•	Received more than $1.5 billion in proceeds from asset divestitures, including proceeds from Noble Midstream Partners LP’s initial public offering.

•
Reported a net loss attributable to Noble Energy of $998 million, or $2.32 per diluted share. The adjusted loss(1) attributable to Noble Energy was $248 million, or $0.58 per diluted share. Adjusted EBITDAX(1) was $2.5 billion.

(1) A Non-GAAP measure, see attached Reconciliation Schedules

Fourth quarter lease operating expenses (LOE) were significantly lower than expectation at $3.44 per barrel of oil equivalent (BOE), a reduction of 9 percent compared to the fourth quarter of 2015. This was led by lower unit LOE costs within the Gulf of Mexico and DJ Basin. Transportation and gathering expenses totaled $3.41 per BOE, reflecting higher oil volumes transported through pipelines in the DJ Basin, which also contributed to a lower oil differential in the quarter. Depreciation, depletion and amortization expenses for the quarter were $15.78 per BOE, down as a result of significant reserve additions in U.S. onshore areas. General and Administrative costs for the quarter were $106 million. Production taxes in the fourth quarter of 2016 were below expectations due to an adjustment to accruals for ad valorem and severance taxes.

The tax provision for the fourth quarter includes a large deferred tax benefit as a result of certain non-cash impairments in the quarter and lower future corporate tax rate in Israel, as well as a true-up for full year tax rate.

Fourth quarter adjustments to net loss attributable to Noble Energy included an accounting gain from the divestiture of a 3.5 percent working interest in the producing Tamar asset in Israel. The Company also recorded non-cash impairments of $484 million, which were primarily related to certain West Africa exploration costs recorded to dry hole expenses. In addition, approximately $92 million was impaired primarily for alternative development concept costs for Leviathan which are no longer part of the Company’s plan. The Company also had unrealized commodity derivative losses of $201 million, resulting from the value change of existing crude oil and natural gas hedge positions.

OPERATIONS UPDATE
DJ BASIN
Sales volumes averaged 112 MBoe/d in the fourth quarter of 2016.  Liquids represented 68 percent of DJ Basin volumes (50 percent crude oil and condensate and 18 percent NGLs) and 32 percent was natural gas.  Horizontal production totaled 94 MBoe/d. Combined volumes for Wells Ranch and East Pony averaged 60 MBoe/d during the quarter.

Highlights include:

•	Drilled 33 wells at an average lateral length of over 5,600 feet, with nearly all of the wells drilled in the fourth quarter located in East Pony.

•
Commenced production on 16 wells, with an average lateral length of over 8,400 feet. Five of the wells were located in Wells Ranch and 11 were in East Pony. Each well utilized slickwater completion fluid, and the average proppant concentration was over 2,000 pounds per lateral foot.

•
Nineteen additional wells within Wells Ranch, all of which commenced production in the third quarter of 2016, reached peak production. The wells, with an average lateral length of 6,500 feet, utilized an average proppant concentration over 1,800 pounds per foot, and delivered an actual IP-90 of 750 Boe/d (60 percent oil). When normalized to a 9,500’ lateral length, the wells are performing more than 50 percent above the Wells Ranch one million barrel of oil equivalent (MMBoe) type curve.

•	The Company exited 2016 with two operated rigs and 41 wells drilled but uncompleted.
DELAWARE BASIN
Sales volumes for the fourth quarter averaged 10 MBoe/d, an increase of 23 percent versus the fourth quarter of 2015. Liquids represented 83 percent of the total (crude oil and condensate represented 64 percent and NGLs were 19 percent), while natural gas accounted for 17 percent.

Highlights include:

•
Drilled four wells within the quarter, with an average lateral length of approximately 7,200 feet. Average drilling time was two days shorter while the average lateral length was over 30 percent longer than wells drilled in the first three quarters of 2016.

•
Commenced production on five wells in the fourth quarter. The wells had an average lateral length of 4,860 feet. Three wells were completed with 3,000 pounds per lateral foot, one well with 4,200 pounds per lateral foot and one well with 5,000 pounds per lateral foot. Four of the wells were landed in the Wolfcamp A zone, and had an average IP-30 rate of 1,140 Boe/d, or 268 Boe/d per thousand lateral feet. On average and when normalized to 7,500 lateral feet, the wells are performing in line with the 1.2 MMBoe type curve and consistent with Company expectations after early production. The Company’s first Wolfcamp B well was completed with 3,000 pounds of proppant per lateral foot and achieved an IP-30 rate of 1,003 Boe/d, or 140 Boe/d per thousand lateral feet. The well is performing consistent with expectations and the 1.1 MMBoe type curve, when normalized for lateral length.

•	The Company acquired 7,200 acres in and around its existing Southern Delaware acreage position. The bolt-on acquisitions included 2,400 Boe/d production, 150 incremental gross well locations, and also increased the working interest and lateral lengths for 325 existing well locations. The transaction closed in early January 2017.

•	The Company added two rigs in the quarter, exiting the year with three operated rigs. There were 12 wells drilled but uncompleted at the end of 2016.

EAGLE FORD
Sales volumes averaged 46 MBoe/d during the fourth quarter. Liquids represented 59 percent of the total (crude oil and condensate represented 19 percent and NGLs were 40 percent), while natural gas accounted for 41 percent. Production during the quarter was impacted by an in-field gathering pipeline mechanical issue leading to approximately 3 MBoe/d of curtailments on average during the quarter.

Highlights include:

•
Drilled fourteen wells to total depth within the quarter. Eight of the wells were located in Gates Ranch with an average lateral length of 6,400 feet, all in the Lower Eagle Ford. The remaining six wells were located in the L&E area, with an average lateral length of 6,250 feet. Half of these wells were landed in the Lower Eagle Ford and half were in the Upper Eagle Ford.

•
Commenced production on six Lower Eagle Ford wells within the quarter, all located in the Company’s Briscoe Ranch area, with an average of 2,000 pounds of proppant per lateral foot. Lateral spacing between the wells was 400 feet, and the average lateral length was 4,820 feet. On average, the wells achieved an IP-30 rate of 299 Boe/d per thousand lateral feet, in line with the Company’s expectations given the lateral spacing. Approximately one-third of the production from the wells is oil.

•
Late in the fourth quarter, the Company brought on production its initial operated Upper Eagle Ford well, using 1,920 pounds of proppant per lateral foot. The well was 4,540 lateral feet and achieved an IP-30 rate of 228 Boe/d per thousand lateral feet. The Company is encouraged by these early results.

•	There were two operated rigs and 30 wells drilled but uncompleted at the end of 2016.
MARCELLUS SHALE
Sales volumes in the Marcellus Shale averaged 500 million cubic feet of natural gas equivalent per day (MMcfe/d) in the fourth quarter of 2016. Natural gas represented 89 percent of the volumes sold, with the majority of the remainder composed of NGLs.

Highlights include:

•
Closed the separation of the Joint Venture with CONSOL Energy Inc. on December 1, 2016. Post closure, Noble Energy maintains 100 percent working interest in approximately 363,000 net acres in the Marcellus.

•
CONE Gathering LLC contributed its remaining 25 percent ownership interest in CONE Midstream DevCo I LP to CONE Midstream Partners LP. Through this transaction, Noble Energy received $70 million in cash and approximately 2.6 million common units of CONE Midstream Partners LP.

GULF OF MEXICO
In the Gulf of Mexico, sales volumes averaged 33 MBoe/d, a 46 percent increase versus the same quarter of last year. Sales volumes for the quarter benefitted from oil royalty relief booked for the Big Bend field which added 3 MBbl/d on average. Crude oil and condensate represented 85 percent of fourth quarter 2016 volumes, while two percent was NGLs and 13 percent was natural gas.

Highlights include:

•	Gunflint produced an average of 8 MBoe/d net within the fourth quarter. The Big Bend and Dantzler fields produced a combined average of 16 MBoe/d net.

•	Completed a safe and efficient transition to begin operatorship at the Thunder Hawk facility.
WEST AFRICA
Sales volumes in West Africa averaged 77 MBoe/d, which was 38 percent crude oil and condensate, eight percent NGLs, and 54 percent natural gas. Sales volumes for the quarter exceeded production volumes by approximately 4 MBbl/d as a result of the timing of liquids lifting from the Alen and Alba fields.

Highlights include:

•	Gas volumes at Alba remain at plateau since the start-up of the B3 compression platform in July of 2016.

•
Alen and Aseng surpassed 30 million barrels of crude oil and condensate (MMBbls) and 80 MMBbls of gross cumulative production, respectively. Both Alen and Aseng have also reached over 900 days without a lost time incident.

EASTERN MEDITERRANEAN
Israel sales volumes averaged 274 MMcfe/d, an increase of approximately 10 percent versus the fourth quarter of last year and a record fourth quarter for the Company, driven by strong demand from industrial customers and displacement of coal to natural gas in Israel’s power generation sector.

Highlights include:

•
Closed the previously announced sale of Tamar working interest in December 2016. The buyer elected to execute an option to purchase an additional half of a percent, resulting in a total of 3.5 percent working interest sold. The transaction value of $431 million resulted in net cash proceeds of $316 million after-tax.

•
Within the quarter, an additional 50 MMcf/d volumes were contracted for Leviathan gas sales, bringing the total gross volumes under contract to up to 525 MMcf/d and gross contract revenues estimated to over $15 billion.

EXPLORATION
In the fourth quarter, the company added a non-operated working interest in four exploration parcels offshore Newfoundland, Canada. The net position totals nearly 700,000 acres in the Labrador Sea. The Company expects to focus on seismic acquisition and evaluation over the next three to five years.
PROVED RESERVES
Estimated reserves at year-end 2016 were 1.4 billion barrels of oil equivalent, up one percent from 2015 year-end. The Company had total organic reserves additions, including extensions, discoveries and performance revisions, of 296 MMBoe. Compared to 2016 production of 154 MMBoe during the year, the Company’s organic reserves replacement was over 190 percent. Organic reserve replacement costs, including additions and performance revisions, were $4.86 per barrel of oil equivalent. Reserves in the U.S., including Gulf of Mexico, were 68 percent of the Company’s total, with assets in Equatorial Guinea and Israel making up the remaining 32 percent. The composition of reserves at the end of 2016 is 38 percent liquids, 29 percent international natural gas and 33 percent U.S. natural gas.

U.S. onshore reserve replacement, excluding acquisition and commodity price revisions, was 2.8 times production, reflecting improved well performance in all business units and increased activity. The Company executed several asset sales in 2016, including the divestment of working interest in Tamar, the separation of the JV in the Marcellus and the Greeley Crescent acreage sale in the DJ Basin. The net of these activities resulted in a reduction of 73 MMBoe of proved reserves.

The Company transferred 35 percent of proved undeveloped reserves to proved developed producing reserves in 2016. Proved developed reserves represent approximately 66 percent of total proved reserves at the end of the year.

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a live audio webcast at 8:00 a.m. Central time tomorrow, February 14, 2017. The webcast link is accessible on the ‘Investors’ page at www.nobleenergyinc.com. A replay will be available on the website. Conference call numbers for participation during the question and answer session are:

Toll free Dial in: 888-599-4875
Int’l Toll call: 913-312-1451
Conference ID: 9151353

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets spanning three continents. Founded more than 80 years ago, the company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit www.nobleenergyinc.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Megan Repine
(832) 639-7380
Megan.Repine@nblenergy.com

Megan Dolezal
(281) 943-1861
megan.dolezal@nblenergy.com

Media Contacts:
Reba Reid
(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They may include estimates of oil and natural gas reserves, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission (“SEC”). These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

This news release also contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the attached schedules for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company's probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as "type curve” or “MMBoe type curve”, which are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy's offices or website, http://www.nobleenergyinc.com.

Schedule 1
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues
Crude Oil and Condensate	$564	$488	$1,854	$1,840
Natural Gas	323	272	1,239	1,056
Natural Gas Liquids (1)	92	70	296	197
Income from Equity Method Investees	31	30	102	90
Total Revenues	1,010	860	3,491	3,183
Operating Expenses
Lease Operating Expense	130	146	542	563
Production and Ad Valorem Taxes	5	38	78	127
Transportation and Gathering Expense (1)	129	82	463	289
Marketing and Processing Expense, Net	17	5	75	30
Exploration Expense	549	180	925	488
Depreciation, Depletion and Amortization	595	686	2,454	2,131
General and Administrative	106	89	399	396
Gain on Divestitures	(261)	—	(238)	—
Asset Impairments	92	490	92	533
Goodwill Impairment	—	779	—	779
Other Operating Expense (Income), Net	11	77	(3)	319
Total Operating Expenses	1,373	2,572	4,787	5,655
Operating Loss	(363)	(1,712)	(1,296)	(2,472)
Other Expense (Income)
Loss (Gain) on Commodity Derivative Instruments	87	(170)	139	(501)
Interest, Net of Amount Capitalized	86	80	328	263
Other Non-Operating Expense (Income), Net	5	5	9	(15)
Total Other Expense (Income)	178	(85)	476	(253)
Loss Before Income Taxes	(541)	(1,627)	(1,772)	(2,219)
Income Tax (Benefit) Provision	(301)	401	(787)	222
Net Loss Including Noncontrolling Interests	$(240)	$(2,028)	$(985)	$(2,441)
Less: Net Income Attributable to Noncontrolling Interests (2)	12	—	13	—
Net Loss Attributable to Noble Energy	$(252)	$(2,028)	$(998)	$(2,441)

Net Loss Attributable to Noble Energy Per Share of Common Stock
Loss Per Share, Basic	$(0.59)	$(4.73)	$(2.32)	$(6.07)
Loss Per Share, Diluted	$(0.59)	$(4.73)	$(2.32)	$(6.07)

Weighted Average Number of Shares Outstanding
Basic	430	429	430	402
Diluted	430	429	430	402

(1) Certain of our revenue received from purchasers was historically presented with deductions for transportation, gathering, fractionation or processing costs. Beginning in 2016, we have changed our presentation to no longer include these expenses as deductions from revenue. These costs are now included within transportation and gathering expense and prior year amounts have been reclassified to conform to the current presentation.

(2) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership of approximately 45% in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on February 14, 2017.

On July 20, 2015, we completed the merger with Rosetta Resources Inc. (Rosetta or Rosetta Merger) and the results of operations attributable to Rosetta are included in our consolidated statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

Schedule 2
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Current Assets
Cash and Cash Equivalents	$1,180	$1,028
Accounts Receivable, Net	615	450
Commodity Derivative Assets	—	582
Other Current Assets	160	216
Total Current Assets	1,955	2,276
Net Property, Plant and Equipment	18,548	21,300
Other Noncurrent Assets	508	620
Total Assets	$21,011	$24,196
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts Payable - Trade	$736	$1,128
Other Current Liabilities	742	677
Total Current Liabilities	1,478	1,805
Long-Term Debt	7,011	7,976
Deferred Income Taxes	1,819	2,826
Other Noncurrent Liabilities	1,103	1,219
Total Liabilities	11,411	13,826
Total Shareholders' Equity	9,288	10,370
Noncontrolling Interests (1)	312	—
Total Equity	9,600	10,370
Total Liabilities and Equity	$21,011	$24,196

(1) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership of approximately 45% in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on February 14, 2017.

Schedule 3
Noble Energy, Inc.
Condensed Statement of Cash Flows
(in millions, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Cash Flows From Operating Activities
Net Loss(1)	$(240)	$(2,028)	$(985)	$(2,441)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities
Depreciation, Depletion and Amortization	595	686	2,454	2,131
Asset Impairments	92	490	92	533
Goodwill Impairment	—	779	—	779
Dry Hole Cost(2)	474	112	579	266
Deferred Income Taxes	(285)	360	(984)	116
Loss (Gain) on Commodity Derivative Instruments	87	(170)	139	(501)
Net Cash Received in Settlement of Commodity Derivative Instruments	114	326	569	1,009
Gain on Divestitures	(261)	—	(238)	—
Stock Based Compensation	16	17	77	86
Gain on Debt Extinguishment	—	—	(80)	—
Other Adjustments for Noncash Items Included in Income	(6)	59	188	213
Net Changes in Working Capital	(289)	(55)	(460)	(129)
Net Cash Provided by Operating Activities	297	576	1,351	2,062
Cash Flows From Investing Activities
Additions to Property, Plant and Equipment	(377)	(460)	(1,541)	(2,979)
Proceeds from Divestitures	455	—	1,241	151
Marcellus Shale Acreage Exchange Consideration	(213)	—	(213)	—
Additions to Equity Method Investments	—	(18)	(8)	(104)
Distributions from Equity Method Investments	70	—	70	—
Other	20	—	20	61
Net Cash Used in Investing Activities	(45)	(478)	(431)	(2,871)
Cash Flows From Financing Activities
Dividends Paid, Common Stock	(43)	(77)	(172)	(291)
Proceeds from Issuance of Noble Energy Common Stock, Net of Offering Costs	—	—	—	1,112
Proceeds from Issuance of Noble Midstream Partners Common Units, Net of Offering Costs	—	—	299	—
Repayment of Noble Revolving Credit Facility	—	—	—	(70)
Proceeds from Term Loan Facility	—	—	1,400	—
Repayment of Term Loan Facility	(850)	—	(850)	—
Repayment of Senior Notes	—	—	(1,383)	(12)
Other	2	(21)	(62)	(85)
Net Cash (Used In) Provided by Financing Activities	(891)	(98)	(768)	654
(Decrease) Increase in Cash and Cash Equivalents	(639)	—	152	(155)
Cash and Cash Equivalents at Beginning of Period	1,819	1,028	1,028	1,183
Cash and Cash Equivalents at End of Period	$1,180	$1,028	$1,180	$1,028

(1) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. For the three and twelve months ended December 31, 2016, Net Loss includes Net Income Attributable to Noncontrolling Interests in NBLX.

(2) Amounts include exploration impairments.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on February 14, 2017.

On July 20, 2015, we completed the merger with Rosetta and the associated cash flows are included in our operations beginning on July 21, 2015. The results of these cash flows attributable to Rosetta will affect the comparability of our results to prior periods.

Schedule 4
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Sales Volumes	2016	2015	2016	2015
Crude Oil and Condensate (MBbl/d)
United States	102	100	99	81
Equatorial Guinea	27	37	26	31
Total consolidated operations	129	137	125	112
Equity method investee - Equatorial Guinea	2	1	2	2
Total	131	138	127	114
Natural Gas Liquids (MBbl/d)
United States	50	53	54	39
Equity method investee - Equatorial Guinea	6	6	5	5
Total	56	59	59	44
Natural Gas (MMcf/d)
United States	816	859	881	708
Israel	272	247	281	252
Equatorial Guinea	250	243	235	227
Total	1,338	1,349	1,397	1,187
Total Sales Volumes (MBoe/d)
United States	287	295	301	237
Israel	46	42	47	42
Equatorial Guinea	69	78	65	69
Total consolidated operations	402	415	413	348
Equity method investee - Equatorial Guinea	8	7	7	7
Total sales volumes (MBoe/d)	410	422	420	355

Total sales volumes (MBoe)	37,726	38,821	153,540	129,625

Price Statistics - Realized Prices
Crude Oil and Condensate ($/Bbl)(1)
United States	$46.37	$37.82	$39.59	$43.46
Equatorial Guinea	51.39	41.18	43.54	48.85
Total	$47.41	$38.75	$40.39	$45.00
Natural Gas Liquids ($/Bbl)(1)
United States	$20.04	$11.55	$14.92	$13.91
Natural Gas ($/Mcf)(1)
United States	$2.47	$1.88	$2.11	$2.10
Israel	5.27	5.17	5.21	5.34
Equatorial Guinea	0.27	0.27	0.27	0.27
Total	$2.63	$2.19	$2.42	$2.44

(1) Average realized prices do not include gains or losses on commodity derivative instruments.

On July 20, 2015, we completed the merger with Rosetta and the associated volumes and price statistics are included in our operations beginning on July 21, 2015. The results of these volumes and prices attributable to Rosetta will affect the comparability of our results to prior periods.

Schedule 5
Noble Energy, Inc.
Reconciliation of Net Loss Attributable to Noble Energy (GAAP) to
Adjusted Income (Loss) Attributable to Noble Energy (Non-GAAP)
(in millions, except per share amounts, unaudited)

Adjusted income (loss) attributable to Noble Energy (Non-GAAP) should not be considered an alternative to, or more meaningful than, net loss attributable to Noble Energy (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that adjusted income (loss) attributable to Noble Energy is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe this Non-GAAP measure is used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, adjusted income (loss) attributable to Noble Energy may be useful for comparison of earnings to forecasts prepared by analysts and other third parties. However, our presentation of adjusted income (loss) attributable to Noble Energy may not be comparable to similar measures of other companies in our industry.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016		2015
Net Loss Attributable to Noble Energy (GAAP)	$(252)	$(2,028)	$(998)		$(2,441)
Adjustments to Net Loss
Loss on Commodity Derivative Instruments, Net of Cash Settlements	201	156	708		508
Exploration Expenses [1]	484	95	591		95
Gain on Divestitures [2]	(261)	—	(238)		—
Asset Impairments [3]	92	490	92		533
Gain on Debt Extinguishment [4]	—	—	(80)		—
Goodwill Impairment	—	779	—		779
Other Adjustments [5]	(3)	53	59		261
Total Adjustments Before Tax	513	1,573	1,132		2,176
Current Income Tax Effect of Adjustments [6]	(66)	489	45		468
Deferred Income Tax Effect of Adjustments [6]	(82)	157	(427)		9
Adjustments to Net Loss, After Tax	$365	$2,219	$750	—	$2,653
Adjusted Income (Loss) Attributable to Noble Energy (Non-GAAP)	$113	$191	$(248)		$212

Net Loss Attributable to Noble Energy Per Share, Diluted (GAAP)	$(0.59)	$(4.73)	$(2.32)		$(6.07)
Adjusted Income (Loss) Attributable to Noble Energy Per Share, Diluted (Non-GAAP)	$0.26	$0.44	$(0.58)		$0.52

Weighted Average Number of Shares Outstanding, Diluted	433	431	430		405

NOTE:
On July 20, 2015, we completed the merger with Rosetta and the results of operations attributable to Rosetta are included in our consolidated statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

[1]
Amount for 2016 primarily relates to certain West Africa exploration impairments, the license from our 2011 Dolphin discovery in Eastern Mediterranean, and the write-off of several leases in deepwater Gulf of Mexico and offshore Falkland Islands of $56 million and $25 million, respectively. Amount for 2015 relates to the write-off of Nevada charges.

[2]	Amount relates primarily to the gain associated with the divestiture of 3.5% working interest in Tamar.

[3]
Amount for 2016 primarily relates to the write-off of alternative development design costs that are not part of the Company's development plan for Leviathan. Amount for 2015 relates to Equatorial Guinea, Gulf of Mexico and Eastern Mediterranean properties.

[4]	Amount relates to the early tendering of senior notes assumed in the Rosetta Merger.

[5]
Amount for 2016 primarily relate to loss on asset due to terminated contract and inventory fair value write down. Amount for 2015 primarily relate to Nevada exploration expense, pension plan expense, Rosetta merger expenses, corporate restructuring and other charges.

[6]
Amount represents the income tax effect of adjustments, determined for each major tax jurisdiction for each adjusting item, including the impact of timing and magnitude of divestiture activities (such as the recognition of a gain on our 3.5% Tamar divestiture in Eastern Mediterranean) and the change in the indefinite reinvestment assertion related to accumulated undistributed earnings of foreign subsidiaries.

Schedule 6
Noble Energy, Inc.
Reconciliation of Net Loss Attributable to Noble Energy (GAAP) to Adjusted Income (Loss) Attributable to Noble Energy (Non-GAAP) and Adjusted EBITDAX (Non-GAAP)
(in millions, unaudited)

Adjusted Earnings Before Interest Expense, Income Taxes, Depreciation, Depletion and Amortization, and Exploration Expenses (Adjusted EBITDAX) (Non-GAAP) should not be considered an alternative to, or more meaningful than, net loss attributable to Noble Energy (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that Adjusted EBITDAX is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe these Non-GAAP measures are used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure. Adjusted EBITDAX may be useful for comparison of earnings to forecasts prepared by analysts and other third parties. However, our presentation of Adjusted EBITDAX may not be comparable to similar measures of other companies in our industry.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016		2015
Net Loss Attributable to Noble Energy (GAAP)	$(252)	$(2,028)	$(998)		$(2,441)
Adjustments to Net Loss, After Tax [1]	365	2,219	750	—	2,653
Adjusted Income (Loss) Attributable to Noble Energy (Non-GAAP)	113	191	(248)		212

Adjustments to Adjusted Net Loss (Income) Attributable to Noble Energy
Depreciation, Depletion, and Amortization	595	686	2,454		2,131
Exploration Expense [2]	65	85	334		393
Interest, Net of Amount Capitalized	86	80	328		263
Current Income Tax (Benefit) Expense [3]	50	(447)	152		(362)
Deferred Income Tax (Benefit) Expense [3]	(203)	203	(557)		107
Adjusted EBITDAX (Non-GAAP)	$706	$798	$2,463		$2,744

NOTE:
On July 20, 2015, we completed the merger with Rosetta and the results of operations attributable to Rosetta are included in our consolidated income statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

[1]	See Schedule 5: Reconciliation of Net Loss Attributable to Noble Energy (GAAP) to Adjusted Income (Loss) Attributable to Noble Energy (Non-GAAP) for calculation.

[2]	Represents remaining Exploration Expense after reversal of Adjustments to Net Loss, After Tax, above.

[3]	Represents remaining Income Taxes after reversal of Adjustments to Net Loss, After Tax, above.

Capital Expenditures
(in millions, unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016		2015	2016	2015
Capital Expenditures (Accrual Based)	$404		$527	$1,339	$2,852
Marcellus Shale Acreage Exchange Consideration	234		—	234	—
Acquisition Capital	—		—	—	3,175
Increase (Decrease) in Capital Lease Obligations	—		(5)	5	55
Total Capital Expenditures (Accrual Based) [4]	$638	—	$522	$1,578	$6,082

[4]	Includes capital expenditures from our publicly traded subsidiary, Noble Midstream Partners LP, of $50 million for full year 2016.

Schedule 7
Noble Energy, Inc.
Supplemental Data
(in millions, unaudited)

2016 Costs Incurred in Oil and Gas Activities	United States	Int’l [1]	Total

Proved property acquisition costs	$—	$—	$—
Unproved property acquisition costs	234	—	234
Exploration costs	264	95	359
Development costs [2]	939	140	1,079
Total costs incurred	$1,437	$235	$1,672

Reconciliation to Capital Spending (accrual basis)
Total costs incurred			$1,672
Exploration overhead			(109)
Lease rentals			(30)
Asset retirement obligations			(18)
Total oil and gas spending			1,515
Investment in equity method investee			8
Other corporate capital and capital leases			55
Total capital spending (accrual basis)			$1,578

Proved Reserves [3]	United States	Int’l [4]	Total
Total Barrel Oil Equivalents (MMBoe)
Beginning reserves - December 31, 2015	884	537	1,421
Price-related revisions	(46)	(7)	(53)
Other non-price-related revisions	106	11	117
Extensions, discoveries and other additions	179	—	179
Purchase of minerals in place	4	—	4
Sale of minerals in place	(41)	(36)	(77)
Production	(110)	(44)	(154)
Ending reserves - December 31, 2016	976	461	1,437
Proved Developed Reserves (MMBoe)
December 31, 2015	540	396	936
December 31, 2016	554	397	951

[1]	International primarily includes Israel, Equatorial Guinea, Cyprus and Falkland Islands.

[2]	Includes ARO costs of $18 million for United States and includes capital expenditures from our publicly traded subsidiary, Noble Midstream Partners LP, of $50 million for full year 2016.

[3]
Netherland, Sewell & Associates, Inc. performed a reserves audit for 2016 and concluded that the Company's estimates of proved reserves were, in the aggregate, reasonable and have been prepared in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

[4]	International includes Israel and Equatorial Guinea.